EXHIBIT INDEX

Exhibit A: Attachment to item 77B:
           Accountants report on internal control
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Exhibit A:
INDEPENDENT AUDITORS' REPORT

The Trustees and Shareholders of
Undiscovered Managers Funds:

In planning and performing our audits of the financial statements of Undiscovered Managers Behavioral Growth Fund,
Undiscovered Managers Behavioral Value Fund, Undiscovered
Managers Behavioral Long/Short Fund, Undiscovered Managers
REIT Fund, Undiscovered Managers Special Small Cap Fund,
Undiscovered Managers Small Cap Value Fund, Undiscovered
Managers Hidden Value Fund, Undiscovered Managers All Cap
Value Fund, Undiscovered Managers Core Equity Fund, UM
International Small Cap Equity Fund, and UM International
Equity Fund (the "Funds") of Undiscovered Managers Funds
(the "Trust") for the year ended August 31, 2000 (on which we have issued our report dated October 23, 2000), we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Funds' internal control.

The management of the Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures may deteriorate.

Our consideration of the Trust's internal control would not necessarily disclose all matters in the internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Trust's internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of August 31, 2000.

This report is intended solely for the information and use of management, the Trustees and Shareholders of Undiscovered Managers Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/DELOITTE & TOUCHE LLP
New York, New York
October 23, 2000